SUPPLEMENT
                                       TO
                               CUSTODIAN AGREEMENT

     This Supplement is added to and forms a part of the Custodian Agreement between First Investors Life Series Fund (the "Fund") and The Bank of New York, as successor-in-interest to Irving Trust Company (the "Custodian") dated July 7, 1986 (the "Agreement"). All defined terms used herein shall have the meanings ascribed to them in the Agreement.

     1. If the Custodian in its sole discretion advances Funds on behalf of the Fund or any series thereof which results in an overdraft because the moneys held by the Custodian in the separate account for the Fund or such series shall be insufficient to pay the total amount payable upon a purchase of securities specifically allocated to the Fund or such series, as set forth in an officer's certificate, oral instructions or written instructions, or which results in an overdraft in the separate account of the Fund or such series for some other reason, or if the Fund or such series is indebted to The Bank of New York as the issuer of any letter of credit on behalf of the Fund or such series, such overdraft or indebtedness shall be deemed to be a loan made by the Custodian to the Fund (allocated to the appropriate series, if any) payable on demand and shall bear interest from the date incurred at a rate per annum (based on a 360-day year for the actual number of days involved) equal to the Federal Funds Rate in effect from time to time plus 1%, such rate to be adjusted on the effective date of any change in the Federal Funds Rate, but in no event to be less than 6% per annum. Promptly upon the occurrence of any overdraft, the Custodian will notify the Fund of the amount of such overdraft and the series to which it relates. In addition, the Fund hereby agrees that the Custodian shall have a continuing lien and security interest in and to any property of the Fund or specifically allocated the Fund's series (if applicable) at any time held by it for the benefit of the Fund or such series or in which the Fund may have an interest which is then in the Custodian's possession or control or in possession or control of any third party acting in the Custodian's behalf. If, one business day after the Custodian has demanded repayment of any overdraft or indebtedness, the Fund fails to pay the same in full, the Custodian shall be entitled, in its sole discretion, at any time to charge any outstanding overdraft or indebtedness together with interest due thereon against any balance of account standing to the Fund's or the appropriate series' credit on the Custodian's books.

     2. The Fund will cause to be delivered to the Custodian by any bank (including, if the borrowing is pursuant to a separate agreement, the Custodian) for which it borrows money for investment or for temporary or emergency purposes using securities held by the Custodian hereunder as collateral for such borrowings, a notice or undertaking in the form currently employed by any such bank setting forth the amount which such bank will loan to the Fund against delivery of a stated amount of collateral. The Fund shall promptly deliver to the Custodian an officer's certificate specifying with respect to each such borrowing: (a) the series to which such borrowing relates (if applicable); (b) the name of the bank, (c) the amount and terms of the borrowing, which may be set forth by incorporating by reference an attached promissory note, duly endorsed by the Fund, or other loan agreement, (d) the time and date, if known, on which the loan is to be entered into, (e) the date on which the loan becomes due and payable, (f) the total amount payable to the Fund on the borrowing date,
(g) the market value of securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular securities, and (h) a statement specifying whether such loan is for investment purposes or for temporary or emergency purposes and that such loan is in conformance with the Investment Company Act of 1940 and the Fund's prospectus. The Custodian shall deliver on the borrowing date specified in an officer's certificate the specified collateral and the executed promissory note, if any, against delivery by the lending bank of the total amount of the loan payable, provided that the same conforms to the total amount payable as set forth in the officer's certificate. The Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement. The Custodian shall deliver such securities as additional collateral as may be specified in an officer's certificate to collateralize further any transaction described in this paragraph. If the Custodian keeps the collateral in its possession, it shall release such collateral as may be specified in a notice or undertaking in the form currently used by the lending bank, provided that the same conforms to the total amount set forth in an officer's certificate. The Fund shall cause all securities released from collateral status to be returned directly to the Custodian, and the Custodian shall receive from time to time such return of collateral as may be tendered to it. In the event that the Fund fails to specify in an officer's certificate the series (if applicable), the name of the issuer, the title and number of shares or the principal amount of any particular securities to be delivered as collateral by the Custodian, the Custodian shall not be under any obligation to deliver any securities.

     3. This Supplement shall be effective as of the date hereof upon execution by the parties hereto, and any reference to the Agreement shall be a reference to the Agreement as supplemented hereby.

     4. In the event of any conflict between the provisions of the Agreement and the provisions of this Supplement, the provisions of this Supplement shall control.

     5. With respect to any obligations of the Fund on behalf of a series arising out of this agreement, including, without limitation, the obligations arising under this Supplement, the Custodian shall look for payment or satisfaction of any obligation solely to the assets and property of the series to which such obligation relates as though the Fund had separately contracted with the Custodian by separate written instrument with respect to each series.

     6. Notwithstanding the provisions of any applicable law, including without limitation the Uniform Commercial Code, the remedy set forth in this Section 1 shall be the only right or remedy to which the Custodian is entitled with respect to the lien and security interest granted pursuant to this Section 1. Without limiting the foregoing, the Custodian hereby waives and relinquishes all contractual and common law rights of set off to which it may now or hereafter be or become entitled with respect to any obligations of the Fund to the Custodian arising under the Supplement.

     IN WITNESS WHEREOF, the parties hereto have executed this SUPPLEMENT as of the date first above written.

                                            First Investors Life Series Fund

                                            By:    /s/ C. Durso
                                                   -----------------------------
                                            Title: Vice President & Secretary

ATTEST:

/s/  Susan I. Grant
----------------------------
                                            THE BANK OF NEW YORK

                                            By:    /s/  S. Grunston
                                                   -----------------------------
                                            Title: Vice President

ATTEST:

/s/  Octavio Cabrero
----------------------------